SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Doma Holdings, Inc.
(Name of Issuer)

Common Stock, par value $.0001 per share
(Title of Class of Securities)

25703A104
(CUSIP Number)

July 28, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25703A104

1	NAMES OF REPORTING PERSONS Fifth Wall Ventures Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		21,554,374
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		21,554,374
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,554,374
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%[1]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

1 All percentages calculated in this Schedule 13G are based on 322,787,486 shares of common stock outstanding as of July 28, 2021 as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on August 3, 2021.

2 of 13

CUSIP No. 25703A104

1	NAMES OF REPORTING PERSONS Fifth Wall Ventures Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		21,554,374
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		21,554,374
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,554,374
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%[1]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

1 All percentages calculated in this Schedule 13G are based on 322,787,486 shares of common stock outstanding as of July 28, 2021 as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on August 3, 2021.

3 of 13

CUSIP No. 25703A104

1	NAMES OF REPORTING PERSONS Fifth Wall Ventures GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		21,554,374
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		21,554,374
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,554,374
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%[1]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

1 All percentages calculated in this Schedule 13G are based on 322,787,486 shares of common stock outstanding as of July 28, 2021 as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on August 3, 2021.

4 of 13

CUSIP No. 25703A104

1	NAMES OF REPORTING PERSONS Fifth Wall Ventures, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,359,653
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		19,359,653
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

19,359,653
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒[1]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.0%[2]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

1 Excludes shares of common stock that are held directly by Fifth Wall Ventures SPV XX, L.P. and Fifth Wall Ventures SPV XIX, L.P.

2 All percentages calculated in this Schedule 13G are based on 322,787,486 shares of common stock outstanding as of July 28, 2021 as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on August 3, 2021.

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CUSIP No. 25703A104

1	NAMES OF REPORTING PERSONS Fifth Wall Ventures SPV XIX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,698,736
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		1,698,736
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,698,736
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒[3]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.5%[4]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

3 Excludes shares of common stock that are held directly by Fifth Wall Ventures, L.P. and Fifth Wall Ventures SPV XX, L.P.

4 All percentages calculated in this Schedule 13G are based on 322,787,486 shares of common stock outstanding as of July 28, 2021 as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on August 3, 2021.

6 of 13

CUSIP No. 25703A104

1	NAMES OF REPORTING PERSONS Fifth Wall Ventures SPV XX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		495,985
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		495,985
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

495,985
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒[5]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%[6]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

5 Excludes shares of common stock that are held directly by Fifth Wall Ventures, L.P. and Fifth Wall Ventures SPV XIX, L.P.

6 All percentages calculated in this Schedule 13G are based on 322,787,486 shares of common stock outstanding as of July 28, 2021 as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on August 3, 2021.

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CUSIP No. 25703A104

Item 1.

(a)            Name of Issuer:

Doma Holdings, Inc. (the “Issuer”)

(b)            Address of Issuer’s Principal Executive Offices:

101 Mission Street, Suite 740

San Francisco, California 94105
(650) 419-3827

Item 2.

(a)            Name of Person Filing:

Fifth Wall Ventures Management GP, LLC

Fifth Wall Ventures Management, L.P.

Fifth Wall Ventures GP, LLC

Fifth Wall Ventures, L.P.

Fifth Wall Ventures SPV XIX, L.P.

Fifth Wall Ventures SPV XX, L.P.

Fifth Wall Ventures Management GP, LLC, Fifth Wall Ventures Management, L.P., Fifth Wall Ventures GP, LLC, Fifth Wall Ventures, L.P., Fifth Wall Ventures SPV XX, L.P. and Fifth Wall Ventures SPV XIX, L.P. have entered into a Joint Filing Agreement, dated August 10, 2021, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which such reporting persons have agreed to file this statement jointly in accordance with the provisions of Section 13d-1(k)(1) under the Securities Exchange Act of 1934.

(b)            Address of Principal Business Office or, if none, Residence

Fifth Wall Ventures Management GP, LLC

6060 Center Drive, 10th Floor

Los Angeles, CA 90045

Place of organization: Delaware

Fifth Wall Ventures Management, L.P.

6060 Center Drive, 10th Floor

Los Angeles, CA 90045

Place of organization: Delaware

Fifth Wall Ventures GP, LLC

6060 Center Drive, 10th Floor

Los Angeles, CA 90045

Place of organization: Delaware

Fifth Wall Ventures, L.P.

6060 Center Drive, 10th Floor

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Los Angeles, CA 90045

Place of organization: Delaware

Fifth Wall Ventures SPV XIX, L.P.

6060 Center Drive, 10th Floor

Los Angeles, CA 90045

Place of organization: Delaware

Fifth Wall Ventures SPV XX, L.P.

6060 Center Drive, 10th Floor

Los Angeles, CA 90045

Place of organization: Delaware

(c)            Citizenship:

See Item 2(b) above.

(d)            Title of Class of Securities:

Common Stock, par value $0.0001 per share

(e)            CUSIP Number:

25703A104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)      ☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)      ☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)      ☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)      ☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

(e)      ☐ An investment adviser in accordance with §240.13d-1(b) (1)(ii)(E);

(f)       ☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b) (1)(ii)(F);

(g)      ☐ A parent holding company or control person in accordance with §240.13d-1(b) (1)(ii)(G);

(h)      ☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)       ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

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(j)       ☐ A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)      ☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Not Applicable.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)            Amount beneficially owned:

See the responses to Item 9 on the attached cover pages.

The 21,554,374 shares of common stock beneficially owned by Fifth Wall Ventures GP, LLC, Fifth Wall Ventures Management, L.P. and Fifth Wall Ventures Management GP, LLC represents (i) 19,359,653 shares held by Fifth Wall Ventures, L.P., (ii) 1,698,736 shares held by Fifth Wall Ventures SPV XIX, L.P. and (iii) 495,985 shares held by Fifth Wall Ventures SPV XX, L.P.

Fifth Wall Ventures GP, LLC is the general partner of Fifth Wall Ventures SPV XX, L.P., Fifth Wall Ventures SPV XIX, L.P. and Fifth Wall Ventures, L.P., each a Delaware limited partnership (the “Subsidiary Funds”). Fifth Wall Ventures Management, L.P. serves as the sole manager of Fifth Wall Ventures GP, LLC. Fifth Wall Ventures Management GP, LLC is the general partner of Fifth Wall Ventures Management, L.P. Each of Fifth Wall Ventures GP, LLC, Fifth Wall Ventures Management, L.P. and Fifth Wall Ventures Management GP, LLC expressly disclaims beneficial ownership of the shares held by each Subsidiary Fund. Each Subsidiary Fund expressly disclaims ownership of any shares held by any other Subsidiary Fund.

Investment and voting decisions with respect to interests held by Fifth Wall Ventures Management GP, LLC are made by its members Brendan Wallace, Andriy Mykhaylovskyy and Brad Greiwe (the “Members”). Each of the Members expressly disclaims beneficial ownership of the shares held by the Subsidiary Funds.

(b)            Percent of class:

See Item 11 of the attached cover pages. The percentages reported in Item 11 of the attached cover pages are based upon an aggregate of 322,787,486 shares of common stock outstanding as of July 28, 2021 as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on August 3, 2021.

(c)            Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

See the responses to Item 5 on the attached cover pages.

(ii) Shared power to vote or to direct the vote:

See the responses to Item 6 on the attached cover pages.

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(iii) Sole power to dispose or to direct the disposition:

See the responses to Item 7 on the attached cover pages.

(iv) Shared power to dispose or to direct the disposition:

See the responses to Item 8 on the attached cover pages.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐:

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

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Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 10, 2021

Fifth Wall Ventures Management GP, LLC	By:	/s/ Andriy Mykhaylovskyy
Signature

Andriy Mykhaylovskyy/ Vice President
Name/Title

FIFTH WALL VENTURES MANAGEMENT, L.P.	By: Fifth Wall Ventures Management GP, LLC, its general partner

	By:	/s/ Andriy Mykhaylovskyy
Signature

Andriy Mykhaylovskyy/ Vice President
Name/Title

Fifth Wall Ventures GP, LLC	By:	/s/ Andriy Mykhaylovskyy
Signature

Andriy Mykhaylovskyy/ Vice President
Name/Title

FIFTH WALL VENTURES, L.P.	By: Fifth Wall Ventures GP, LLC, its general partner

	By:	/s/ Andriy Mykhaylovskyy
Signature

Andriy Mykhaylovskyy/ Vice President
Name/Title

FIFTH WALL VENTURES SPV XIX, L.P.	By: Fifth Wall Ventures GP, LLC, its general partner

	By:	/s/ Andriy Mykhaylovskyy
Signature

Andriy Mykhaylovskyy/ Vice President
Name/Title

12 of 13

Fifth Wall Ventures SPV XX, L.P.	By: Fifth Wall Ventures GP, LLC, its general partner

	By:	/s/ Andriy Mykhaylovskyy
Signature

Andriy Mykhaylovskyy/ Vice President
Name/Title

13 of 13

Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i)	Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)	Each of them is responsible for the timely filing of such schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: August 10, 2021

Fifth Wall Ventures Management GP, LLC	By:	/s/ Andriy Mykhaylovskyy
Signature

Andriy Mykhaylovskyy/ Vice President
Name/Title

FIFTH WALL VENTURES MANAGEMENT, L.P.	By: Fifth Wall Ventures Management GP, LLC, its general partner

	By:	/s/ Andriy Mykhaylovskyy
Signature

Andriy Mykhaylovskyy/ Vice President
Name/Title

Fifth Wall Ventures GP, LLC	By:	/s/ Andriy Mykhaylovskyy
Signature

Andriy Mykhaylovskyy/ Vice President
Name/Title

FIFTH WALL VENTURES, L.P.	By: Fifth Wall Ventures GP, LLC, its general partner

	By:	/s/ Andriy Mykhaylovskyy
Signature

Andriy Mykhaylovskyy/ Vice President
Name/Title

Fifth Wall Ventures SPV XIX, L.P.	By: Fifth Wall Ventures GP, LLC, its general partner

By:	/s/ Andriy Mykhaylovskyy
Signature

Andriy Mykhaylovskyy/ Vice President
Name/Title

Fifth Wall Ventures SPV XX, L.P.	By: Fifth Wall Ventures GP, LLC, its general partner

	By:	/s/ Andriy Mykhaylovskyy
Signature

Andriy Mykhaylovskyy/ Vice President
Name/Title